Exhibit 99.1

Federal Signal Corporation Appoints New Chief Financial Officer

Oak Brook, Ill., April 12, 2013 – Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety solutions, today announced the appointment of Brian S. Cooper to the position of senior vice president and chief financial officer, effective May 28, 2013. Mr. Cooper will replace Braden Waverley, who has served as interim chief financial officer since October 2012. Mr. Waverley will remain in his current capacity until Mr. Cooper joins the Company.

“Brian brings valuable strategic perspective and a strong foundation in finance, reporting and analysis gleaned from his over 20 years of business experience in public and private companies,” commented Dennis Martin, Federal Signal’s president and chief executive officer. “We are looking forward to adding his expertise and leadership to the Federal Signal team.”

Mr. Cooper has served since 2009 as chief financial officer of Westell Technologies, Inc., a NASDAQ-listed company which provides carrier-class telecommunications equipment for wire-line and wireless networks. He has provided strong financial and administrative leadership while partnering closely with the Westell management team to drive operational improvements and a strategic restructuring of the company. Prior to Westell, Mr. Cooper served as chief financial officer and treasurer of Fellowes, Inc. from 2007 to 2009. Before joining Fellowes, he served as senior vice president and treasurer since 2001 of United Stationers Inc., a NASDAQ-listed wholesaler of business products. Prior to joining United Stationers, Mr. Cooper served as treasurer of Burns International Services Corporation, and held various financial positions during his 12 year tenure with Amoco Corporation.

Mr. Cooper holds a bachelor’s degree in economics from Davidson College in Davidson, NC, as well as a master’s degree in finance and marketing from the University of Chicago Booth School of Business.

Martin continued, “As we bring Brian on board, I want to thank Braden for his leadership and significant contributions to the Federal Signal Technologies divestiture and the Company’s refinancing. Braden’s support was invaluable as our interim chief financial officer.”

About Federal Signal

Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.

Contact:	Jennifer Sherman +1-630-954-2000, jsherman@federalsignal.com

Dennis Martin +1-630-954-2000, dmartin@federalsignal.com